UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

Information Statement Pursuant to Rules 13d-1 and 13d-2
Under the Securities Exchange Act of 1934

(Amendment No.   )*

TASER International, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

87651B104

(CUSIP Number)

April 21, 2004

Date of Event Which Requires Filing of the Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 87651B104

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Limited Partnership

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a)	☒
	(b)	☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION Illinois limited partnership U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0

	6.	SHARED VOTING POWER 310,194 shares of Common Stock 7,020 call options (exercisable into 702,000 shares of Common Stock)

	7.	SOLE DISPOSITIVE POWER 0

	8.	SHARED DISPOSITIVE POWER See Row 6 above.

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 7.2% as of the date of this filing (based on 14,066,688 shares of Common Stock issued and outstanding as of February 27, 2004).

12.	TYPE OF REPORTING PERSON* PN; HC

CUSIP No. 87651B104

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GLB Partners, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a)	☒
	(b)	☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0

	6.	SHARED VOTING POWER 310,194 shares of Common Stock 7,020 call options (exercisable into 702,000 shares of Common Stock)

	7.	SOLE DISPOSITIVE POWER 0

	8.	SHARED DISPOSITIVE POWER See Row 6 above.

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 7.2% as of the date of this filing (based on 14,066,688 shares of Common Stock issued and outstanding as of February 27, 2004).

12.	TYPE OF REPORTING PERSON* PN; HC

CUSIP No. 87651B104

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Investment Group, L.L.C.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a)	☒
	(b)	☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited liability company U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0

	6.	SHARED VOTING POWER 310,194 shares of Common Stock 7,020 call options (exercisable into 702,000 shares of Common Stock)

	7.	SOLE DISPOSITIVE POWER 0

	8.	SHARED DISPOSITIVE POWER See Row 6 above.

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 7.2% as of the date of this filing (based on 14,066,688 shares of Common Stock issued and outstanding as of February 27, 2004).

12.	TYPE OF REPORTING PERSON* OO; HC

CUSIP No. 87651B104

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Kenneth Griffin

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a)	☒
	(b)	☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0

	6.	SHARED VOTING POWER 310,194 shares of Common Stock 7,020 call options (exercisable into 702,000 shares of Common Stock)

	7.	SOLE DISPOSITIVE POWER 0

	8.	SHARED DISPOSITIVE POWER See Row 6 above.

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 7.2% as of the date of this filing (based on 14,066,688 shares of Common Stock issued and outstanding as of February 27, 2004).

12.	TYPE OF REPORTING PERSON* IN; HC

CUSIP No. 87651B104

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Wellington Partners L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a)	☒
	(b)	☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION Illinois limited partnership

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0

	6.	SHARED VOTING POWER 310,194 shares of Common Stock 7,020 call options (exercisable into 702,000 shares of Common Stock)

	7.	SOLE DISPOSITIVE POWER 0

	8.	SHARED DISPOSITIVE POWER See Row 6 above.

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 7.2% as of the date of this filing (based on 14,066,688 shares of Common Stock issued and outstanding as of February 27, 2004).

12.	TYPE OF REPORTING PERSON* PN; HC

CUSIP No. 87651B104

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Wellington Partners L.P. SE

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a)	☒
	(b)	☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0

	6.	SHARED VOTING POWER 310,194 shares of Common Stock 7,020 call options (exercisable into 702,000 shares of Common Stock)

	7.	SOLE DISPOSITIVE POWER 0

	8.	SHARED DISPOSITIVE POWER See Row 6 above.

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 7.2% as of the date of this filing (based on 14,066,688 shares of Common Stock issued and outstanding as of February 27, 2004).

12.	TYPE OF REPORTING PERSON* PN; HC

CUSIP No. 87651B104

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Kensington Global Strategies Fund Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a)	☒
	(b)	☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda company

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0

	6.	SHARED VOTING POWER 310,194 shares of Common Stock 7,020 call options (exercisable into 702,000 shares of Common Stock)

	7.	SOLE DISPOSITIVE POWER 0

	8.	SHARED DISPOSITIVE POWER See Row 6 above.

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 7.2% as of the date of this filing (based on 14,066,688 shares of Common Stock issued and outstanding as of February 27, 2004).

12.	TYPE OF REPORTING PERSON* CO; HC

CUSIP No. 87651B104

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Equity Fund Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a)	☒
	(b)	☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands company

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0

	6.	SHARED VOTING POWER 310,194 shares of Common Stock 7,020 call options (exercisable into 702,000 shares of Common Stock)

	7.	SOLE DISPOSITIVE POWER 0

	8.	SHARED DISPOSITIVE POWER See Row 6 above.

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 7.2% as of the date of this filing (based on 14,066,688 shares of Common Stock issued and outstanding as of February 27, 2004).

12.	TYPE OF REPORTING PERSON* CO; HC

CUSIP No. 87651B104

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Derivatives Group LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a)	☒
	(b)	☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited liability company

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0

	6.	SHARED VOTING POWER 310,194 shares of Common Stock 7,020 call options (exercisable into 702,000 shares of Common Stock)

	7.	SOLE DISPOSITIVE POWER 0

	8.	SHARED DISPOSITIVE POWER See Row 6 above.

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 7.2% as of the date of this filing (based on 14,066,688 shares of Common Stock issued and outstanding as of February 27, 2004).

12.	TYPE OF REPORTING PERSON* OO

CUSIP No. 87651B104

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Aragon Investments, Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a)	☒
	(b)	☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda company

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0

	6.	SHARED VOTING POWER 310,194 shares of Common Stock 7,020 call options (exercisable into 702,000 shares of Common Stock)

	7.	SOLE DISPOSITIVE POWER 0

	8.	SHARED DISPOSITIVE POWER See Row 6 above.

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 7.2% as of the date of this filing (based on 14,066,688 shares of Common Stock issued and outstanding as of February 27, 2004).

12.	TYPE OF REPORTING PERSON* CO

CUSIP No.  87651B104

Item 1(a)  Name of Issuer:   TASER INTERNATIONAL, INC.

1(b)                                                Address of Issuer’s Principal Executive Offices:

7860 E. McClain Drive, Suite 2

Scottsdale, Arizona 85260

Item 2(a)	Name of Person Filing
Item 2(b)	Address of Principal Business Office
Item 2(c)	Citizenship

Citadel Limited Partnership
131 S. Dearborn Street, 32nd Floor
Chicago, Illinois 60603
Illinois limited partnership

GLB Partners, L.P.
131 S. Dearborn Street, 32nd Floor
Chicago, Illinois 60603
Delaware limited partnership

Citadel Investment Group, L.L.C.
131 S. Dearborn Street, 32nd Floor
Chicago, Illinois 60603
Delaware limited liability company

Kenneth Griffin
131 S. Dearborn Street, 32nd Floor
Chicago, Illinois 60603
U.S. Citizen

Citadel Wellington Partners L.P.
c/o Citadel Investment Group, L.L.C.
131 S. Dearborn Street, 32nd Floor
Chicago, Illinois 60603
Illinois limited partnership

Citadel Wellington Partners L.P. SE
c/o Citadel Investment Group, L.L.C.
131 S. Dearborn Street, 32nd Floor
Chicago, Illinois 60603
Delaware limited partnership

CUSIP No.  87651B104

Citadel Kensington Global Strategies Fund Ltd.
c/o Citadel Investment Group, L.L.C.
131 S. Dearborn Street, 32nd Floor
Chicago, Illinois 60603
Bermuda company

Citadel Equity Fund Ltd.
c/o Citadel Investment Group, L.L.C.
131 S. Dearborn Street, 32nd Floor
Chicago, Illinois 60603
Cayman Islands company

Citadel Derivatives Group LLC
c/o Citadel Investment Group, L.L.C.
131 S. Dearborn Street, 32nd Floor
Chicago, Illinois 60603
Delaware limited liability company

Aragon Investments, Ltd.
c/o Citadel Investment Group, L.L.C.
131 S. Dearborn Street, 32nd Floor
Chicago, Illinois 60603
Bermuda company

2(d)                           Title of Class of Securities:

Common Stock, par value $0.00001 per share

2(e)                            CUSIP Number:                                                             87651B104

Item 3                                                                If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

(a)                                  ☐                                    Broker or dealer registered under Section 15 of the Exchange Act;

(b)                                 ☐                                    Bank as defined in Section 3(a)(6) of the Exchange Act;

(c)                                  ☐                                    Insurance company as defined in Section 3(a)(19) of the Exchange Act;

(d)                                 ☐                                    Investment company registered under Section 8 of the Investment Company Act;

(e)                                  ☐                                    An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)                                    ☐                                    An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g)                                 ☐                                    A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

CUSIP No.  87651B104

(h)                                 ☐                                    A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i)                                     ☐                                    A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j)                                     ☐                                    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box.  ☒

Item 4                                                                Ownership:

CITADEL LIMITED PARTNERSHIP
GLB PARTNERS, L.P.
CITADEL INVESTMENT GROUP, L.L.C.
KENNETH GRIFFIN
CITADEL WELLINGTON PARTNERS L.P.

CITADEL WELLINGTON PARTNERS L.P. SE
CITADEL KENSINGTON GLOBAL STRATEGIES FUND LTD.
CITADEL EQUITY FUND LTD.

CITADEL DERIVATIVES GROUP LLC

ARAGON INVESTMENTS, LTD.

(a)                                  Amount beneficially owned:

310,194 shares of Common Stock

7,020 call options (exercisable into 702,000 shares of Common Stock)

(b)                                 Percent of Class:

Approximately 7.2% as of the date of this filing (based on 14,066,688 shares of Common Stock issued and outstanding as of February 27, 2004).

(c)                                  Number of shares as to which such person has:

(i)                                     sole power to vote or to direct the vote:

0

(ii)                                  shared power to vote or to direct the vote:

See item (a) above.

(iii)                               sole power to dispose or to direct the disposition of:

0

CUSIP No.  87651B104

(iv)                              shared power to dispose or to direct the disposition of:

See item (a) above.

Item 5                                                      Ownership of Five Percent or Less of a Class:

Not Applicable.

Item 6                                                      Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable.

Item 7                                                      Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

See Item 2 above.

Item 8                                                      Identification and Classification of Members of the Group:

Not Applicable.

Item 9                                                      Notice of Dissolution of Group:

Not Applicable.

Item 10                                                Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

* Adam C. Cooper is signing on behalf of Kenneth Griffin as attorney-in-fact pursuant to a power of attorney previously filed with the Securities and Exchange Commission on November 19, 2002, and hereby incorporated by reference herein.  The power of attorney was filed as an attachment to a filing by Citadel Limited Partnership on Form 3 for Metals USA, Inc.

CUSIP No.  87651B104

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated this 28th day of April, 2004		KENNETH GRIFFIN

		By:	/s/ Adam C. Cooper
Adam C. Cooper, attorney-in-fact*

CITADEL LIMITED PARTNERSHIP		CITADEL INVESTMENT GROUP, L.L.C.

By:	GLB Partners, L.P.,	By:	/s/ Adam C. Cooper
	its General Partner		Adam C. Cooper, Senior Managing Director and General Counsel

By:	Citadel Investment Group, L.L.C.,
	its General Partner	CITADEL EQUITY FUND LTD.

By:	/s/ Adam C. Cooper	By:	Citadel Limited Partnership,
	Adam C. Cooper, Senior Managing Director and General Counsel		its Portfolio Manager
		By:	GLB Partners, L.P.,
GLB PARTNERS, L.P.			its General Partner

By:	Citadel Investment Group, L.L.C.,	By:	Citadel Investment Group, L.L.C.,
	its General Partner		its General Partner

By:	/s/ Adam C. Cooper	By:	/s/ Adam C. Cooper
	Adam C. Cooper, Senior Managing Director and General Counsel		Adam C. Cooper, Senior Managing Director and General Counsel

CITADEL WELLINGTON PARTNERS L.P.		CITADEL KENSINGTON GLOBAL STRATEGIES FUND LTD.

By:	Citadel Limited Partnership,	By:	Citadel Limited Partnership,
	its General Partner		its Portfolio Manager

By:	GLB Partners, L.P.,	By:	GLB Partners, L.P.,
	its General Partner		its General Partner

By:	Citadel Investment Group, L.L.C.,	By:	Citadel Investment Group, L.L.C.,
	its General Partner		its General Partner

By:	/s/ Adam C. Cooper	By:	/s/ Adam C. Cooper
	Adam C. Cooper, Senior Managing Director and General Counsel		Adam C. Cooper, Senior Managing Director and General Counsel

CUSIP No.  87651B104

CITADEL DERIVATIVES GROUP LLC		ARAGON INVESTMENTS, LTD.

By:	Citadel Limited Partnership,	By:	Citadel Limited Partnership,
	its Managing Member		its Portfolio Manager

By:	GLB Partners, L.P., its General Partner	By:	GLB Partners, L.P., its General Partner

By:	Citadel Investment Group, L.L.C., its General Partner	By:	Citadel Investment Group, L.L.C., its General Partner

By:	/s/ Adam C. Cooper	By:	/s/ Adam C. Cooper
	Adam C. Cooper, Senior Managing Director and General Counsel		Adam C. Cooper, Senior Managing Director and General Counsel

CITADEL WELLINGTON PARTNERS L.P. SE

By:	Citadel Limited Partnership, its General Partner

By:	GLB Partners, L.P., its General Partner

By:	Citadel Investment Group, L.L.C., its General Partner

By:	/s/ Adam C. Cooper
Adam C. Cooper, Senior Managing Director and General Counsel